UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 24, 2009

Date of Report (Date of earliest event reported)

New Frontier Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-23697	84-1084061
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7007 Winchester Circle, Suite 200, Boulder, Colorado 80301

(Address of principal executive offices)

(303) 444-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On August 28, 2009, New Frontier Media, Inc. announced that its board of directors adopted a new stock repurchase program.  The new program will be conducted in a manner intended to comply with the safe harbor provisions of Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, and to minimize the impact of any purchases upon the market for its securities. The board of directors adopted the program in light of current market conditions and the capital and financial position of the company. Under the program, the company may purchase with available cash and cash from operations up to 1.0 million shares of the company’s outstanding common stock, from time to time through open market or privately negotiated transactions, as market and business conditions permit. The program will expire in March of 2012.  Any repurchased shares will be returned to authorized but unissued shares of common stock in accordance with Colorado law.

Notwithstanding the foregoing, the repurchase program does not require the company to acquire any specific number of shares, is subject to the insider-trading window periods imposed by the company’s trading policy, and may be suspended or terminated at any time by the company’s board of directors without prior notice. The company currently has approximately 19.5 million shares of common stock issued and outstanding, and the company has not to date commenced purchasing any shares of its common stock under the new program.  Additional information concerning the repurchase program is contained in the company’s press release dated August 28, 2009, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit Description
99.1	Press release dated August 28, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2009	NEW FRONTIER MEDIA, INC.

	By:	/s/ Michael Weiner
Name: Michael Weiner
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press release dated August 28, 2009